Exhibit 99.2
PULSE SYSTEMS, LLC (“Pulse”)
Balance Sheets

	31-Mar-10	31-Dec-09
	Unaudited
Assets
Current Assets
Cash	$83,582	$604,046
Trade receivables, less allowance for doubtful accounts	981,142	863,577
Inventories	239,180	209,755
Prepaid expenses	90,021	89,906

Total Current Assets	1,393,925	1,767,284

Property and Equipment, net	980,026	1,064,466

Other Assets
Intangible assets, net	2,540,739	2,741,722
Goodwill	13,048,756	13,048,756
Deferred financing costs, net	232,421	246,663
Deposits	7,528	7,528

Total Other	15,829,444	16,044,669

Total Assets	$18,203,395	$18,876,419

Liabilities & Members Equity
Current Liabilities
Current maturities of notes payable	$1,400,000	$1,400,000
Current maturities of obligations under capital lease	90,530	88,557
Accounts payable	169,935	147,317
Accrued expenses and other	195,772	179,836

Total Current Liabilities	1,856,237	1,815,710

Long-Term Debt, less current maturities
Notes payable	3,600,000	4,200,000
Obligations under capital lease	227,717	251,104
Warrant liability	1,081,801	1,172,883
Interest rate swap obligation, at fair value	45,371	—

Total Liabilities	6,811,126	7,439,697

Members Equity	11,392,269	11,436,722

Total Liabilities & Equity	$18,203,395	$18,876,419

See accompanying Notes to the Unaudited Condensed Financial Statements.

PULSE SYSTEMS, LLC (“Pulse”)
Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net Sales	$1,735,678	$2,710,724

Cost of Goods Sold	938,399	1,536,165

Gross Profit	797,279	1,174,559

Selling, General & Administrative Expenses	497,485	659,444

Operating Income	299,794	515,115

Financial Income (Expense):
Amortization of deferred financing costs	(14,242)	(29,652)
Interest Income	36	365
Interest Expense	(159,296)	(336,841)
Gain (Loss) on Interest Swap	(45,371)	—
Warrant, fair value adjustment	91,082	78,266

Net Income	$172,003	$227,253

See accompanying Notes to the Unaudited Condensed Financial Statements.

PULSE SYSTEMS, LLC (“Pulse”)
Statements of Cash Flows
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Cash Flows From Operating Activities

Net Income	$172,003	$227,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89,742	81,196
Amortization	215,225	230,636
Stock-based compensation issued	13,800	25,451
Accretion of original issue discount	—	86,967
Warrant, fair value adjustment	(91,082)	(78,266)
Unrealized loss on interest rate swap	45,371	—
Change in operating assets and liabilities:
Trade receivables	(117,565)	(239,776)
Inventories	(29,425)	(89,703)
Prepaid expenses	(115)	(15,478)
Accounts payable	22,618	156,621
Accrued expenses	15,936	7,238

Net cash provided by operating activities	336,508	392,139

Cash Flows from Investing Activities:

Purchases of property and equipment	(5,302)	(16,000)

Net cash used in investing activities	(5,302)	(16,000)

Cash Flows From Financing Activities

Distributions	(230,256)	(436,574)
Principal payments on long-term borrowings	(600,000)	(12,636)
Payments on obligations under capital lease	(21,414)	(48,392)

Net cash used in financing activities	(851,670)	(497,602)

Net Decrease in Cash	(520,464)	(121,463)

Cash
Beginning	$604,046	$452,815

Ending Balance	$83,582	$331,352

Supplemental disclosure of cash flow information
Cash payments for interest	$164,458	$418,410

See accompanying Notes to the Unaudited Condensed Financial Statements.

Pulse Systems, LLC
Quarterly Comparison March 31, 2010 vs. 2009
Notes to Financial Statements
Note 1 — Basis of Preparation
The accompanying unaudited financial statements include the accounts of Pulse Systems, LLC, a Delaware corporation (the “Company”).
The accompanying unaudited financial statements of the Company have been prepared in conformity with the U.S. generally accepted accounting principles (“GAAP”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.
In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation of the financial position, results of operations and cash flows have been included. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results of operations expected for the full fiscal year ending December 31, 2010 (“fiscal 2010”) or for any other period. The accompanying interim unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2009.
Note 2 — Nature of business: The Company was established in 2004 to acquire substantially all of the assets of Pulse Systems Corporation. The Company is an original equipment manufacturer (“OEM”) of medical supply parts and equipment throughout the United States.
Note 3 — Goodwill: The Company records as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired. Accounting Standards Codification (“ASC”) No. 350, Intangibles — Goodwill and Other Intangible Assets, prescribes a two-step process for impairment testing of goodwill, which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment while the second step, if necessary, measures the impairment. The Company has elected to perform its annual analysis during the fourth quarter of each fiscal year as of December 31. No indicators of impairment were identified during the first quarter of 2010 or 2009.
Note 4 — Income Taxes: As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company makes distributions to its members to fund tax distributions. California has a minimum tax for all limited liability companies which has been recorded in the financial statements as part of selling, general and administrative expenses.
Note 5 — Warrant liability: Effective January 1, 2009, the Company was required to analyze its outstanding financial instruments following the guidance of EITF 07-5 (as codified in ASC 815-40) and that pronouncement’s effect in interpreting Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as codified in ASC 815. The Company determined that certain warrants issued in 2004 contained provisions whereby the exercise price could be adjusted upon certain financing transactions at a lower price per share and could no longer be viewed as indexed to the Company’s common units. As such, the Company changed the accounting for these warrants to a “derivative” at fair value under ASC 815. As a result the Company recorded the warrant liability at the fair value for the warrants of $1,500,262 as of January 1, 2009. The fair value of the warrants is as follows:

	Warrant Liability
	3/31/2010	12/31/2009
Balance	$1,081,801	$1,172,883
The derivative warrant liability is recorded at fair value in each subsequent reporting period with changes in fair value recorded in the statement of income. Fair value is determined using the Black-Scholes model, which includes assumptions such as stock price, exercise price, expected volatility, dividend rate, risk-free interest rate and the contractual life of the warrant.
Determination of the fair value of the warrants is classified within Level 3 of the FASB’s guidance regarding fair value.
Note 6 — Interest rate swap agreements: The Company is exposed to certain interest rate changes, and beginning in April 2009, uses an interest rate swap to manage the risk associated with its floating rate long-term debt. As interest rates change, the differential paid or received is recognized in interest expense for the period. In addition, the change in the fair value of the swaps is recognized as interest expense or income during each reporting period. The fair value of the swap at December 31, 2009 was determined to be insignificant, therefore no asset or liability was recorded. The fair value of the swap at March 31, 2010 was a liability of $45,371.
The Company has not designated these interest rate swap agreements for hedge accounting treatment.
As of March 31, 2010, the aggregate notional amount of the swap agreements was $4.8 million, which will mature on March 31, 2014. The notional amount of the swap will decrease by $300,000 each quarter or $1,200,000 each year. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparty.
Note 7 — Subsequent events: The Company has considered subsequent events through August 31, 2010, the date the financial statements were available to be issued, in preparing the financial statements and notes thereto.
Note 8 — Notes payable:
The Company’s long-term borrowings consist of the following:

	March 31,	December 31,
	2010	2009
Note payable, bank	$5,000,000	$5,600,000
Less current maturities	1,400,000	1,400,000

	$3,600,000	$4,200,000
The Company has a loan and security agreement with a bank. Principal payments for the term loan are $350,000 due quarterly, with the remaining balance due on March 31, 2014. Interest is payable monthly and is calculated based on the adjusted LIBOR plus an applicable margin. The rate in effect as of March 31, 2010 was 9.75%. Borrowings are collateralized by substantially all assets of the Company.
The Company had a revolving note which provides for borrowings of up to $1,500,000 through June 30, 2010. As of March 31, 2010, there were no borrowings under the revolving note.
The agreement also includes various financial covenants based on adjusted EBITDA, funded debt, fixed charges and capital expenditures as defined in the agreement. As of March 31, 2010 and December 31, 2009, the Company was not in compliance with certain financial covenants. The Company obtained a waiver of these violations from the bank on June 18, 2010, at which time the termination date of the revolving note was extended to June 30, 2011, and the maximum available borrowings were reduced to $1,000,000. The Company was also required to make an additional principal payment of $750,000 on the term loan, which now provides for maximum borrowings up to $5,000,000, and the ongoing quarterly principal payments were reduced to $265,625.
Note 9 — Major Customers
The Company had three major Customers for the period ended March 31, 2010 and two for the period ended March 31, 2009. Customers are considered major customers when sales volume exceeds 10 percent of total net sales. Three customers represent approximately 65 percent of net sales for the three month period ended March 31, 2010. Two customers represented approximately 68 percent of net sales for the three month period ended March 31, 2009.
Note 10 — Subsequent Event
On June 18, 2010, the Company and United American Healthcare Corporation (“UAHC”) entered into a Securities Purchase and a Warrant Purchase Agreement whereby UAHC acquired 100% of the outstanding common units and warrants to purchase common units of the Company. The consideration paid to acquire the common units and warrants of the Company totaled approximately $9.46 million, which consisted of (a) cash paid at closing of $3.4 million, (b) a non-interest bearing note payable of $1.75 million, (c) 1,608,039 shares of UAHC common stock determined based on an initial value of $1.6 million, (d) an estimated purchase price adjustment of $210,364 based on targeted levels of net working capital, cash and debt of the Company at the acquisition date and (e) the funding of $2.5 million for certain obligations of the Company as discussed below. UAHC also assumed the Company’s notes payable to a bank of $4.25 million, after making a payment at closing as discussed below.
In connection with the acquisition of the Company’s common units, the Company entered into a redemption agreement with the holders of its preferred units to redeem the preferred units for $3.99 million. The Company is only allowed to redeem the preferred units if UAHC makes additional cash equity contributions in an amount necessary to fully fund each such redemption. UAHC funded an initial payment of $1.75 million to the preferred unit holders on June 18, 2010. The Company has agreed to redeem the remaining preferred units over a two-year period ending in June 2012. Finally, as an additional condition of closing, UAHC funded a $750,000 payment toward the Company’s outstanding term loan with a bank and pledged all of the common units of the Company to the bank as additional security for the remaining $4.25 million outstanding under the loan. The funding of the remaining redemption payments totaling $2.24 million and the assumption of the Company’s notes payable are not included in the $9.46 million purchase price listed above.